                                                                    EXHIBIT 11.3

                           EDUCATIONAL MEDICAL, INC.

          COMPUTATION OF HISTORICAL SUPPLEMENTAL NET INCOME PER SHARE

                                                                      THREE MONTHS     SIX MONTHS
                                                                          ENDED           ENDED
                                                                      SEPTEMBER 30,   SEPTEMBER 30,
                                                                          1996            1996
                                                                      -------------   -------------
Primary and fully diluted:
  Weighted average common stock and common stock equivalents
     outstanding during the period..................................     5,154,557       5,154,557
  Effect of common stock equivalents issued subsequent to August 7,
     1995 computed in accordance with the treasury stock method as
     required by the SEC(1).........................................       112,000         112,000
                                                                        ----------      ----------
                                                                         5,266,557       5,266,557
                                                                        ==========      ==========
Net Income..........................................................   $   313,231     $   378,742
Plus: Reduction in interest expense from repayment of long-term
  notes payable, net of income taxes(2).............................       124,630         249,260
                                                                        ----------      ----------
Net income..........................................................   $   437,861     $   628,002
                                                                        ==========      ==========
Net income per share of common stock................................   $       .08     $       .12
                                                                        ==========      ==========

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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents issued at prices below the initial public offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.
(2) Historical supplemental net income per share reflects the number of shares of common stock issue upon consummation of the initial public offering used to repay $4.8 million in current and long-term debt as if the issuance had occurred at the beginning of the period (or date of issuance of notes payable, if later) and the related reduction in interest expense.